Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 22, 2016

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, Oklahoma

73102-5015

(i)	Re: Devon Energy Corporation

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Devon Energy Corporation, a Delaware corporation (the “Company”), in connection with the public offering by the Company of up to 79,350,000 shares of common stock (“Common Stock”), par value $0.10 per share, of the Company (which includes up to 10,350,000 additional shares of Common Stock subject to an option (the “Option”) of the Underwriters (as defined below)) (the “Shares”). Neither the delivery of this opinion nor anything in connection with the preparation, execution or delivery of the Underwriting Agreement (as defined below), the Registration Statement (as defined below) or the transactions contemplated thereby is intended to create or shall create an attorney-client relationship with any party except the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-200922) of the Company relating to Common Stock and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on December 12, 2014 under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated December 12, 2014 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the prospectus supplement, dated February 17, 2016 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

Devon Energy Corporation

February 22, 2016

(d) an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated February 17, 2016, between the Company and Goldman, Sachs & Co., as representative of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Shares;

(e) an executed copy of a certificate of Debra A. Forester, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f) a copy of the Restated Certificate of Incorporation, dated September 12, 2012, as certified by the Secretary of State of the State of Delaware and certified pursuant to the Secretary’s Certificate;

(g) a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(h) copies of certain resolutions of the Board of Directors of the Company, adopted on December 3, 2014 and February 16, 2016, and of the Offering Committee thereof, adopted on February 17, 2016, each certified pursuant to the Secretary’s Certificate;

(i) a specimen certificate evidencing the Common Stock in the form of Exhibit 4.1 to the Registration Statement; and

(j) the notice of exercise by the Underwriters of their Option to purchase all 10,350,000 Option Shares, dated February 18, 2016.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite

Devon Energy Corporation

February 22, 2016

corporate action on the part of the Company under the DGCL and, when certificates therefor in the form examined by us are duly executed and delivered against receipt of the purchase price therefor set forth in the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that the certificates evidencing the Shares will be signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

GAF